Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Sonnet BioTherapeutics, Inc. (“Sonnet Sub”) and Sonnet BioTherapeutics Holdings, Inc. (“Sonnet” or the “Company”), formerly known as “Chanticleer Holdings, Inc.”, entered into an Agreement and Plan of Merger dated October 10, 2019 (the “Merger Agreement”), as amended by Amendment No. 1 thereto made and entered into as of February 7, 2020 (the “First Amendment”) (the Merger Agreement, as amended by the First Amendment, the “Amended Merger Agreement”) as approved by the Sonnet stockholders on March 18, 2020, pursuant to which Sonnet Sub became a wholly owned subsidiary of Sonnet (the “Merger”).

Following stockholder approval on March 18, 2020, but prior to the Merger, Sonnet consummated a reverse stock split of its issued and outstanding common stock (the “Common Stock”) in a ratio of 1 for 26. All pro forma numbers and per share amounts of Common Stock have been retroactively restated to reflect the reverse split. On April 1, 2020, in connection with the Merger, the Company changed its name from Chanticleer Holdings, Inc. to Sonnet BioTherapeutics Holdings, Inc.

The following selected unaudited pro forma condensed combined financial data gives effect to (i) the Merger, (ii) the Pre-Merger Financing, (iii) proceeds from Sonnet Sub’s Pre-Closing Private Placement Transactions, (iv) Sonnet Sub’s acquisition of Relief, and (v) the Spin-Off (collectively, the “Pro Forma Events”).

The Merger is accounted for as a reverse recapitalization under U.S. GAAP because Sonnet had nominal operations and assets at the time of the Merger. Sonnet Sub was determined to be the accounting acquirer based upon the terms of the Merger and other factors including: (i) Sonnet Sub shareholders own approximately 92% of the Fully Diluted Common Stock, (ii) Sonnet Sub holds all of the board seats of the combined company and (iii) Sonnet Sub’s management will hold all key positions in the management of the combined company.

The Sonnet and Sonnet Sub unaudited pro forma condensed combined balance sheet data assume that the Pro Forma Events took place on March 31, 2020 and combines the Sonnet, Relief and Sonnet Sub historical balance sheets at March 31, 2020. The Sonnet and Sonnet Sub unaudited pro forma condensed combined statements of operations data assume that the Pro Forma Events took place as of January 1, 2019, and combines the historical results of Sonnet and Relief for the year ended December 31, 2019 and of Sonnet Sub for the year ended September 30, 2019. The historical financial statements of Sonnet Sub are provided in Exhibit 99.2 to the Current Report on Form 8-K of which this Exhibit 99.4 forms a part. The historical financial statements of Relief are provided in Exhibit 99.3 thereto. These financial statements have been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

Sonnet and Sonnet Sub have different fiscal year ends. As Sonnet’s fiscal year ended December 31 is within 93 days of Sonnet Sub’s fiscal year ended September 30, pro forma condensed combined statement of operations for the year ended December 31, 2019 includes Sonnet Sub’s operating results for its respective fiscal year ended September 30, 2019 as permitted by Rule 11-02 of Regulation S-X. Following the completion of the Merger, the continuing reporting entity will have a fiscal year ended September 30.

The unaudited pro forma condensed combined financial statements are based on the assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial statements and pro forma adjustments have been prepared based on preliminary estimates of fair value of assets acquired and liabilities assumed as of the date of completion of the transaction. Differences between these preliminary estimates and the final fair value of assets and liabilities acquired may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined organization’s future results of operations and financial position.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the acquisition. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Sonnet, Relief and Sonnet Sub been a combined organization during the specified period. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the separate Sonnet Sub, Relief and Sonnet historical financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2020

(In thousands)

	Sonnet BioTherapeutics, Inc.	Relief Therapeutics SA	Pro Forma Adjustments	Notes	Pro Forma Sonnet BioTherapeutics, Inc.	Sonnet BioTherapeutics Holdings, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$273	$17	$—		$290	$549	$8,115	C	$8,954
Accounts receivable	—	—	—		—	63	(63)	D	—
Related party receivable	214	933	—		1,147	—	(214)	B	933
Inventories	—	—	—		—	272	(272)	D	—
Prepaid expenses and other current assets	19	28	—		47	934	(934)	D	47
Total current assets	506	978	—		1,484	1,818	6,632		9,934
Property and equipment, net	63	—	—		63	5,325	(5,325)	D	63
Operating lease right-of-use asset	244	—	—		244	11,257	(11,257)	D	244
Goodwill	—	—	—		—	8,513	(8,513)	D	—
Intangible assets, net	—	—	—		—	3,565	(3,565)	D	—
Investments	—	—	—		—	390	(390)	D	—
Deposits and other assets	83	—	—		83	302	(302)	D	83
Assets of discontinued operations	—	—	—			149	(149)	D	—
Total assets	$896	$978	$—		$1,874	$31,319	$(22,869)		$10,324
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Current portion of long-term debt and noted payable	$—	$—	$—		$—	$6,348	$(6,348)	E	$—
Related-party notes	1	—	—		1	—	—		1
Accounts payable	3,678	53	—		3,731	3,782	(3,782)	D	3,731
Other accrued expenses	514	106	—		620	4,038	(3,861)	D,F	797
Operating lease liabilities, current	76	—	—		76	3,183	(3,183)	D	76
Derivative liability	—	—	—		—	826	(826)	D	—
Related party payable	—	15	—		15	—	—		15
Total current liabilities	4,269	174	—		4,443	18,177	(18,000)		4,620
Redeemable preferred stock	—	—	—		—	718	(718)	G	—
Operating lease liabilities	168	—	—		168	14,065	(14,065)	D	168
Deferred revenue	—	—	—		—	936	(936)	D	—
Deferred tax liabilities	—	—	—		—	102	(102)	D	—
Liabilities of discontinued operations	—	—	—		—	248	(248)	D	—
Total liabilities	4,437	174	—		4,611	34,246	(34,069)		4,788
Convertible preferred stock	—	—	—		—	460	(460)	H	—
Stockholders’ equity (deficit):
Common stock	13,865	216	6,423	A	20,504	1	(20,504)	I	1
Additional paid-in capital	—	620	(620)	A	—	73,499	(39,996)	I	33,503
Accumulated other comprehensive income	—	—	—		—	(128)	128	I	—
Accumulated deficit	(17,406)	(32)	(5,803)	A	(23,241)	(77,344)	72,617	I	(27,968)
Total stockholders’ equity (deficit)	(3,541)	804	—		(2,737)	(3,972)	12,245		5,536
Equity attributable to non-controlling interest	—	—	—		—	585	(585)	I	—
Total liabilities and stockholders’ equity	$896	$978	$—		$1,874	$31,319	$(22,869)		$10,324

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2020

(In thousands, except share and per share data)

	Sonnet BioTherapeutics, Inc.	Relief Therapeutics SA	Pro Forma Adjustments	Notes	Pro Forma Sonnet BioTherapeutics, Inc.	Sonnet BioTherapeutics Holdings, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues	$—	$—	$—		$—	$5,681	$(5,681)	D	$—

Costs and expenses:
Cost of revenues	—	—	—		—	5,445	(5,445)	D	—
Research and development	1,303	8	—		1,311	—	—		1,311
Selling, general and administrative	1,208	57	(43)	J	1,222	1,175	(909)	M	1,488
Depreciation and amortization	—	—	—	K	—	416	(416)	D	—
Total costs and expenses	2,511	65	(43)		2,533	7,036	(6,770)		2,799
(Loss) income from operations	(2,511)	(65)	43		(2,533)	(1,355)	1,089		(2,799)
Interest income (expense)	14	—	—		14	(163)	149	L	—
Other income (expense)	—	—	—		—	(279)	279	D	—
Total other income (expenses)	14	—	—		14	(442)	428		—
(Loss) income before taxes	(2,497)	(65)	43		(2,519)	(1,797)	1,517		(2,799)
Income tax benefit	—	—	—		—	4	(4)	D	—
Net (loss) income	(2,497)	(65)	43		(2,519)	(1,793)	1,513		(2,799)
Net (loss) income attributable to non-controlling interest	—	—	—		—	(129)	129	D	—
Net (loss) income attributable to the Company	(2,497)	(65)	43		(2,519)	(1,922)	1,642		(2,799)
Dividends on redeemable preferred stock	—	—	—		—	(28)	28	D	—
Net (loss) income attributable to common stockholders	$(2,497)	$(65)	$43		$(2,519)	$(1,950)	$1,670		$(2,799)

Net loss per share, basic and diluted	$(1.21)				$(1.08)	$(4.26)			$(0.30)
Weighted average common shares outstanding, basic and diluted	2,064,324			N	2,337,859	458,065		O	9,180,001

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2019*

(In thousands, except share and per share data)

	Sonnet BioTherapeutics, Inc. *Year Ended September 30, 2019	Relief Therapeutics SA	Pro Forma Adjustments	Notes	Pro Forma Sonnet BioTherapeutics, Inc.	Sonnet BioTherapeutics Holdings, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues	$—	$—	$—		$—	$30,143	$(30,143)	D	$—

Costs and expenses:
Cost of revenues	—	—	—		—	29,263	(29,263)	D	—
Research and development	2,199	39	—		2,238	—	—		2,238
Selling, general and administrative	2,509	196	(107)	J	2,598	5,966	(5,873)	M	2,691
Asset impairment charge	—	—	—		—	9,150	(9,150)	D	—
Depreciation and amortization	—	1	(1)	K	—	1,842	(1,842)	D	—
Total costs and expenses	4,708	236	(108)		4,836	46,221	(46,128)		4,929
Loss (income) from operations	(4,708)	(236)	108		(4,836)	(16,078)	15,985		(4,929)
Interest income (expense)	(163)	—	—		(163)	(674)	674	D	(163)
Other income (expense)	—	1,507	—		1,507	(617)	617	D	1,507
Total other income (expenses)	(163)	1,507	—		1,344	(1,291)	1,291		1,344
(Loss) income before taxes	(4,871)	1,271	108		(3,492)	(17,369)	17,276		(3,585)
Income tax expense	—	(10)	—		(10)	(74)	74	D	(10)
Net (loss) income	(4,871)	1,261	108		(3,502)	(17,443)	17,350		(3,595)
Net (loss) income attributable to non-controlling interest	—	—	—		—	402	(402)	D	—
Net loss (income) attributable to the Company	(4,871)	1,261	108		(3,502)	(17,041)	16,948		(3,595)
Dividends on redeemable preferred stock	—	—	—		—	(112)	112	D	—
Net (loss) income attributable to common stockholders	$(4,871)	$1,261	$108		$(3,502)	$(17,153)	$17,060		$(3,595)

Net loss per share, basic and diluted	$(2.52)				$(1.59)	$(63.90)			$(0.40)
Weighted average common shares outstanding, basic and diluted	1,931,396			N	2,204,932	268,417		O	9,006,276

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

(1)	Description of Transactions

Merger

Sonnet BioTherapeutics, Inc. (“Sonnet Sub”) and Sonnet BioTherapeutics Holdings, Inc. (“Sonnet” or “the Company), formerly known as “Chanticleer Holdings, Inc.”, entered into an Agreement and Plan of Merger dated October 10, 2019 (the “Merger Agreement”), as amended by Amendment No. 1 thereto made and entered into as of February 7, 2020 (the “First Amendment”) (the Merger Agreement, as amended by the First Amendment, the “Amended Merger Agreement”) as approved by the Sonnet stockholders on March 18, 2019, pursuant to which Sonnet Sub became a wholly owned subsidiary of Sonnet (the “Merger”).

In connection with, and immediately prior to the completion of, the Merger, the Company effected a reverse stock split of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a ratio of 1-for-26 (the “Reverse Stock Split”). In connection with the Merger, the Company changed its name to “Sonnet BioTherapeutics Holdings, Inc.,” focused on advancing Sonnet Sub’s pipeline of oncology candidates and the strategic expansion of Sonnet Sub’s technology platform into other human diseases. Additionally, as part of the transaction, on April 1, 2020, the Company spun-off its restaurant operations into a newly-created wholly-owned subsidiary, Amergent Hospitality Group, Inc. (the “Spin-Off Entity” or “Amergent”), the equity of which was distributed out on April 1, 2020 to the stockholders of record of the Company as of the close of business on March 26, 2020.

Under the terms of the Amended Merger Agreement, the Company issued shares of Common Stock to Sonnet Sub’s stockholders at an exchange ratio (the “Exchange Ratio”) of approximately 0.106572 shares of Common Stock, after taking into account the Reverse Stock Split (2.770872 prior to the reverse split), for each share of Sonnet Sub’s common stock outstanding immediately prior to the Merger. The Company also assumed all outstanding and unexercised warrants to purchase shares of Sonnet Sub’s common stock, and in connection with the Merger they were converted into warrants (the “Converted Warrants”) to purchase Common Stock, with the number of shares subject to such warrants, and the exercise price, being appropriately adjusted to reflect the Exchange Ratio. As a result, immediately following the Merger, there were outstanding Converted Warrants to purchase an aggregate of approximately 106,000 shares of Common Stock, all with terms of three years from their respective dates of issuance, between October 2019 and February 2020, and with an exercise price of $29.32 per share.

Immediately following the Merger, former stockholders and warrant holders of Sonnet Sub own, or hold rights to acquire, in aggregate, approximately 92% of the fully-diluted Common Stock, which for these purposes is defined as the outstanding Common Stock, plus outstanding warrants of the Company (the “Fully-Diluted Common Stock”), the Company’s stockholders and warrant holders immediately prior to the Merger own or hold the right to own approximately 6% of the Fully-Diluted Common Stock and the Spin-Off Entity holds a warrant to purchase 2% of the number of shares of issued and outstanding Common Stock. The Spin-Off Entity warrant holders cannot exercise the warrant until 180 days after the closing date.

Pre-Merger Financing

On February 7, 2020, Sonnet Sub and Sonnet entered into a securities purchase agreement (the “Securities Purchase Agreement”), with certain accredited investors (the “Investors”) pursuant to which, among other things, Sonnet Sub agreed to issue to the Investors shares of Sonnet Sub common stock immediately prior to the Merger and Sonnet agreed to issue to the Investors warrants to purchase shares of Common Stock on the tenth trading day following the consummation of the Merger in a private placement transaction for an aggregate purchase price of approximately $19 million which is comprised of a $4 million credit to Chardan Capital Markets, LLC (“Chardan”), in lieu of certain transaction fees otherwise owed to Chardan by Sonnet Sub, and $15 million in cash from the other Investors (the “Pre-Merger Financing”).

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

GEM

Sonnet Sub entered into a Common Stock Purchase Agreement with GEM Global Yield Fund LLC SCS (“GEM”) on August 6, 2019 (the “Purchase Agreement”). The Purchase Agreement was amended on September 25, 2019 by an Amendment to Common Stock Purchase Agreement (the “2019 GEM Amendment”), and subsequently amended again on February 7, 2020 (the “2020 GEM Amendment” and, together with the Purchase Agreement and the 2019 GEM Amendment, the “GEM Agreement”). Pursuant to the GEM Agreement, GEM has agreed to purchase up to $20,000,000 (the “Aggregate Limit”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) over a three-year period commencing on the date the Purchase Agreement was executed (the “Investment Period”); provided that during any period when the Company’s public float is less than $75,000,000, the Aggregate Limit will instead be equal to one-third of the amount of the Company’s public float over any consecutive 12-month period. Under the GEM Agreement, during the Investment Period, the Company may, by delivering a Draw Down Notice (as defined in the GEM Agreement) direct GEM to purchase shares of Common Stock in an amount up to 400% of the average daily trading volume for the ten (10) trading days immediately preceding the date the Draw Down Notice is delivered. GEM is not obligated to purchase any shares Common Stock which would result in GEM beneficially owning, directly or indirectly, at the time of the proposed issuance, more than 4.99% of the shares of Common Stock issued and outstanding. GEM will pay a purchase price per share equal to 90% of the average market closing price of the Common Stock during the ten consecutive trading days commencing with the first trading day on which a Draw Down Notice is delivered (the “Draw Down Pricing Period”).

GEM represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act), and the Company will rely upon an exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder when issuing shares of Common Stock under the GEM Agreement. The Company has agreed to file a Registration Statement with the Securities and Exchange Commission (the “SEC”) to register the shares of Common Stock to be issued to GEM pursuant to the GEM Agreement. The GEM Agreement contains customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. The Company has the right to terminate the GEM Agreement at any time, at no cost or penalty. Unless the Company informs GEM of an event resulting in a Materially Adverse Effect or Material Change in Ownership (all defined in the GEM Agreement) GEM does not have the right to terminate the GEM Agreement.

Acquisition of Relief

In connection with and prior to the Merger, on April 1, 2020, Sonnet Sub completed its acquisition of the global development rights for atexakin alfa from Relief Therapeutics Holding SA (“Relief Holding”) through its acquisition of Relief Holding’s wholly-owned subsidiary, Relief Therapeutics SA (“Relief”), in exchange for the issuance to Relief Holding of shares of Sonnet Sub common stock that converted into an aggregate of 757,933 shares of Common Stock in the Merger.

The Share Exchange Agreement with Relief is accounted for as an asset acquisition as substantially all of the fair value of the gross assets acquired is concentrated Relief’s atexakin alfa asset. The closing occurred immediately prior to the Merger.

Amergent Spin-Off

In connection with and prior to the Merger, on March 30, 2020, the Company contributed and transferred (the “Contribution”) to Amergent all of the assets and liabilities relating to the Company’s restaurant business conducted prior to the Merger. Previously, on March 16, 2020, the Company’s Board of Directors (the “Board”) declared a dividend with respect to the shares of Common Stock outstanding at the close of business on March 26, 2020 of one share of the Amergent common stock for each outstanding share of Common Stock. Such dividend, which together with the Contribution is referred to as the “Spin-Off,” was paid on April 1, 2020.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

(2)	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the SEC. The unaudited pro forma condensed combined balance sheet as of March 31, 2020 is presented as if the Pro Forma Events had been completed on March 31, 2020. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2020 and the year ended December 31, 2019 assume that the Pro Forma Events occurred on January 1, 2019.

Sonnet and Relief have different fiscal year ends than Sonnet Sub. As Sonnet and Relief’s fiscal year ended December 31 is within 93 days of Sonnet Sub’s fiscal year ended September 30, Sonnet and Relief’s pro forma condensed combined statement of operations for the year ended December 31, 2019 includes Sonnet Sub’s operating results for its respective fiscal year ended September 30, 2019 as permitted by Rule 11-02 of Regulation S-X.

Additionally, the unaudited pro forma condensed combined statements of operations data reflect the acquisition by Sonnet Sub of Relief concurrent with the Merger by giving pro forma effect to the consummation of the acquisition as if it occurred on January 1, 2019. The historical financial information of Relief was prepared in accordance with IFRS and presented in Swiss francs. The historical financial information was translated from Swiss francs to U.S. dollars using an average exchange rate of 1.00 CHF to $1.03 for the three months ended March 31, 2020 and 1.00 CHF to $1.01 for the year ended December 31, 2019 and a spot exchange rate of 1.00 CHF to $1.04 as of March 31, 2020. There were no adjustments to convert Relief’s financial information from IFRS to U.S. GAAP.

For accounting purposes, Sonnet Sub is considered to be the acquiring company and the Merger will be accounted for as a reverse recapitalization of Sonnet by Sonnet Sub because on the Merger date, Sonnet had nominal assets and operations as a result of the Spin-Off.

Under reverse recapitalization accounting, the assets and liabilities, if any, of Sonnet will be recorded, as of the completion of the Merger, at their book value because of the short-term nature of the instruments. No goodwill or intangible assets will be recognized and any excess consideration transferred over the value of the net assets, if any, of Sonnet following determination of the actual purchase consideration for Sonnet will be reflected as a reduction to equity. Consequently, the combined financial statements of Sonnet reflect the operations of Sonnet Sub, the acquirer for accounting purposes, together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of Sonnet, the legal acquirer, and a recapitalization of the equity of the accounting acquirer. The historical financial statements of Sonnet Sub are provided in Exhibit 99.2 to the Current Report on Form 8-K of which this Exhibit 99.4 forms a part. The historical financial statements of Relief are provided in Exhibit 99.3. These financial statements have been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

To the extent there are significant changes to the business following completion of the merger, the assumptions and estimates set forth in the unaudited pro forma condensed combined financial statements could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the Merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

(3)	Pro Forma Adjustments

A.	Reflects accounting for the acquisition of Relief as an asset acquisition and expensing the fair value allocated to the atexakin alfa program as in-process research and development since Sonnet Sub determined the asset has no alternative future use without further development and regulatory approval.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

B.	Reflects the settlement of the related party receivable upon consummation of Merger.

C.	Reflects (i) $15.0 million in proceeds from the Pre-Merger Financing, (ii) $(6) million payment of “Payoff Amount” due to the Company for use by Amergent under the Amended Merger Agreement, and (iii) settlement of the related party note receivable upon consummation of the Merger.

(amounts in thousands)	March 31, 2020
Elimination of Sonnet cash as a result of Spin-Off	$(549)
Pre-Merger Financing	15,000
Payment of Payoff Amount	(6,000)
Settlement of certain transaction costs at close	(550)
Settlement of related party receivable	214
Pro forma adjustment	$8,115

D.	To eliminate the operating accounts of Sonnet as a result of the Spin-Off.

E.	Reflects the settlement of long-term debt and notes payable as required by the Amended Merger Agreement.

F.	Reflects elimination of Sonnet other accrued expenses as result of Spin-Off and accrual of transaction costs in connection with the Merger.

(amounts in thousands)	March 31, 2020
Elimination of Sonnet other accrued expenses as a result of the Spin-Off	$(4,038)
Transaction costs	177
Pro forma adjustment	$(3,861)

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

G.	Reflects settlement of Sonnet redeemable preferred stock as required by the Amended Merger Agreement.

H.	Reflects cancellation of Series 2 Preferred Stock upon consummation of the Merger.

I.	To record (i) the elimination of Sonnet’s historical equity, (ii) sale of Sonnet Sub common stock in connection with the Pre-Merger Financing, (iii) issuance of Common Stock and warrants including the conversion of Series 2 Preferred Stock issued pursuant to a financing of Sonnet and disbursement of Payoff Amount in connection with reverse recapitalization, (iv) transaction costs associated with the Merger, (v) issuance of Common Stock to financial adviser upon consummation of the Merger and (vi) Exchange Ratio adjustment to Sonnet Sub’s common stock outstanding.

			Additional	Accumulated other		Total	Non-
	Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders’	Controlling
(amounts in thousands)	Shares	Amount	Capital	Income	Deficit	Equity	Interest
Elimination of Sonnet’s historical carrying value	—	(1)	(73,499)	128	77,344	3,972	(585)
Sale of common stock, net of issuance costs, in connection with Pre-Merger Financing	1,699,232	—	15,000	—	—	15,000	—
Issuance of common stock and warrants to Chanticleer including the conversion of bridge preferred stock and disbursement of Payoff Amount in connection with reverse recapitalization	549,721	—	(6,000)	—	—	(6,000)	—
To record transaction costs	—	—	—	—	(727)	(727)	—
Issuance of common stock to financial adviser upon consummation of the Merger	453,128	—	4,000	—	(4,000)	—	—
Exchange ratio adjustment to Sonnet Sub’s common stock outstanding	4,356,951	(20,503)	20,503	—	—	—	—
Pro forma adjustment	7,059,032	$(20,504)	$(39,996)	$128	$72,617	$12,245	$(585)

J.	Reflects elimination of Relief transaction costs recorded in historical period that will not have a continuing impact on the pro forma statement of operations.

K.	Reflects elimination of the historical Relief depreciation expense in the historical period that will not have a continuing impact on the pro forma statement of operations.

L.	Reflects elimination of Sonnet interest expense as a result of the Spin-Off and interest income earned on Sonnet note receivable.

(amounts in thousands)	Three Months Ended March 31, 2020
Elimination of Sonnet interest expense as a result of the Spin-Off	$163
Sonnet Sub interest income	(14)
Pro forma adjustment	$149

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

M.	Reflects elimination of Sonnet selling, general and administrative expense as a result of the Spin-Off and Sonnet transaction costs recorded in historical period that will not have a continuing impact on the pro forma statements of operations.

(amounts in thousands)	Three Months Ended March 31, 2020	Year Ended December 31, 2019
Elimination of Sonnet selling, general and administrative expenses as a result of the Spin-Off	$(1,175)	$(5,966)
Sonnet Sub transaction costs	266	93
Pro forma adjustment	$(909)	$(5,873)

N.	The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net income for the three months ended March 31, 2020 and the year ended December 31, 2019. In addition, the number of shares used in calculating the pro forma combined basic and diluted net income per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company that would be outstanding as of the acquisition of Relief. The following table sets forth the calculation of the pro forma weighted average number of common shares outstanding – basic and diluted.

	Three Months Ended March 31, 2020	Year Ended December 31, 2019
Historical Sonnet Sub weighted average shares outstanding	2,064,324	1,931,396
Shares issued to Relief shareholders upon consummation of acquisition	273,535	273,536
Pro forma weighted average shares outstanding	2,337,859	2,204,932

O.	The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net income for the three months ended March 31, 2020 and the year ended December 31, 2019. In addition, the number of shares used in calculating the pro forma combined basic and diluted net income per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company that would be outstanding as of the closing of the Merger. The following table sets forth the calculation of the pro forma weighted average number of common shares outstanding – basic and diluted.

	Three Months Ended March 31, 2020	Year Months Ended December 31, 2019
Effect of applying the 2.7709 exchange ratio to historical Sonnet Sub weighted average shares outstanding	5,719,987	5,351,662
Shares issued to Relief shareholders upon consummation of acquisition	757,933	757,933
Shares issued in connection with pre-merger financing	1,699,232	1,699,232
Shares issued in connection with Pre-Closing Private Placement Transactions	—	194,600
Shares issued to Sonnet shareholders upon consummation of the Merger	549,721	549,721
Shares issued to financial adviser upon consummation of the Merger	453,128	453,128
Pro forma weighted average shares outstanding	9,180,001	9,006,276